                                              Filed Pursuant to Rule 424(b)(2)
                                              Registration No. 333-92212

Prospectus Supplement
(To prospectus, dated July 22, 2002)

                                $1,975,000,000
                            McDonald's Corporation
                          Medium-Term Notes, Series H
                Due from 1 Year to 60 Years from Date of Issue

                               -----------------

   We may use this prospectus supplement to offer Medium-Term Notes, Series H, with a total initial public offering price of up to $1,975,000,000 or the equivalent in one or more foreign currencies, subject to reduction as a result of our sale of other debt securities.

   The following terms may apply to the notes. We will provide the final terms for each note in a pricing supplement.

   . Mature in 1 year to 60 years and may be subject to redemption, at our option, or repayment, at the option of the holder.

   . Denominated in U.S. dollars, unless we specify otherwise.

   . Fixed or floating interest rate.

   . May be issued as indexed notes.

   . Certificated or book-entry form.

   . Interest paid on fixed-rate notes on February 15 and August 15 of each year, unless we specify otherwise.

   . Interest paid on floating-rate notes on dates determined at the time of issuance.

   . Minimum denominations of $1,000 increased in multiples of $1,000 or other specified denominations for notes denominated in foreign currencies.

   We will receive between $1,972,037,500 and $1,960,187,500 of the proceeds from the sale of the notes after paying the agent's commissions of between $2,962,500 and $14,812,500. The exact proceeds we will receive will be set at the time of issuance. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of notes may not develop.

   See "Risk Factors" beginning on page S-2 for a discussion of certain risks that should be considered in connection with an investment in the notes.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

                               -----------------
                                    agents
Merrill Lynch & Co.
   ABN AMRO Incorporated
      Banc of America Securities LLC
        Banc One Capital Markets, Inc.
           Barclays Capital
              BNP PARIBAS
                 Deutsche Bank Securities
                    Fleet Securities, Inc.
                       Goldman, Sachs & Co.
                         JPMorgan
                            Morgan Stanley
                               Salomon Smith Barney
                                  Scotia Capital
                                    SG Cowen
                                        SunTrust Robinson Humphrey
                                           Westdeutsche Landesbank Girozentrale,
                                              London Branch

                               -----------------

           The date of this prospectus supplement is August 6, 2002.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
                             Prospectus Supplement

           Risk Factors.........................................  S-2
           Capitalization.......................................  S-4
           Important Currency Information.......................  S-5
           Description of Notes.................................  S-5
           Special Provisions Relating to Foreign Currency Notes S-21
           United States Tax Considerations..................... S-24
           Plan of Distribution................................. S-29
           Glossary............................................. S-31
           Validity of the Notes................................ S-34

                                   Prospectus
           McDonald's Corporation...............................    2
           Use of Proceeds......................................    3
           Selected Consolidated Financial Data.................    4
           Description of Debt Securities.......................    6
           Plan of Distribution.................................   11
           Legal Matters........................................   11
           Experts..............................................   11

   You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any agent is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

   References in this prospectus supplement to "the Company," "we," "us," or "our" are to McDonald's Corporation.

                                 RISK FACTORS

   This prospectus supplement does not describe all of the risks of an investment in the notes, whether arising because the notes are denominated in a currency other than the U.S. dollar or because the return on the notes is linked to one or more interest rate or currency indices or formulas. The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are U.S. residents. We disclaim any responsibility to advise any other prospective purchasers with respect to any matters that may affect the purchase, sale or holding of notes. These persons should consult their own legal and financial advisors with regard to such matters. You should consult your own financial and legal advisors about the risks entailed by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the type of index or formula used to determine the amount payable. You should also consider carefully, among other factors, the matters described below.

Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks

   An investment in a note denominated in a currency other than U.S. dollars entails significant risks. These risks include the possibility of significant changes in rates of exchange between the U.S. dollar and that currency and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and you should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of the specified currency for a note against the U.S. dollar would result in a decrease in the effective yield of such note (on a U.S. dollar basis) below its coupon rate and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

   Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the Indenture. The paying agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

Redemption May Adversely Affect Your Return on the Notes

   If the notes are redeemable at our option, we may choose to redeem the notes at times when prevailing interest rates are relatively low. In addition, if the notes are subject to mandatory redemption, we may be required to redeem the notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.

Courts May Not Render Judgments for Money Damages in Any Currency Other Than U.S. Dollars

   The notes will be governed by and construed in accordance with the internal laws of the State of Illinois. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Index Notes May Have Risks Not Associated with a Conventional Debt Security

   An investment in indexed notes entails significant risks that are not associated with an investment in a conventional fixed rate debt security. Indexation of the interest rate of a note may result in an interest rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be paid. Indexation of the principal of and/or premium on a note may result in an amount of principal and/or premium payable that is less than the original purchase price of the note, including the possibility that no amount will be paid. The secondary market for indexed notes will be affected by a number of factors, independent of our creditworthiness. Such factors include the volatility of the index selected, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of an index can depend on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the amount of principal, premium and/or interest payable with respect to indexed notes contains a multiple or leverage factor, the effect of any change in the index will be increased. The historical experience of an index should not be taken as an indication of its future performance. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in indexed notes.

There May Not Be Any Trading Market for the Notes; Many Factors Affect the Trading and Market Value of the Notes

   Upon issuance, the notes will not have an established trading market. We cannot assure you a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

   . the complexity and volatility of the index or formula applicable to the notes,

   . the method of calculating the principal, premium and interest in respect of the notes,

   . the time remaining to the maturity of the notes,

   . the outstanding amount of the notes,

   . any redemption features of the notes,

   . the amount of other debt securities linked to the index or formula applicable to the notes, and

   . the level, direction and volatility of market interest rates generally.

   There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

   The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for, or trading value of, your notes.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company and its consolidated subsidiaries at
March 31, 2002.

                                                                 March 31,
                                                                    2002
                                                                ------------
                                                                Outstanding
                                                                ------------
                                                                (in millions
                                                                  of U.S.
                                                                  dollars)
   Short-term debt, including current portion of long-term debt  $   566.0
   Long-term debt, less current portion........................    8,417.4
   Shareholders' equity........................................    9,576.9

                                                                 ---------
   Total capitalization(1).....................................  $18,560.3

                                                                 =========

--------
(1) At March 31, 2002, we had 3.5 billion authorized shares of common stock, with $.01 par value, of which 1,660.6 million were issued and 1,272.0 million were outstanding. There has been no material change in our consolidated capitalization since March 31, 2002.

                        IMPORTANT CURRENCY INFORMATION

   You are required to pay for each note in the currency specified by us. You may ask an agent to use its reasonable best efforts to arrange for the exchange of U.S. dollars into the specified currency to enable you to pay for such note. You must make this request on or before the third Business Day preceding the delivery date for such note or by a later date if allowed by the agent. Each exchange will be made on the terms and conditions established by the agent and all costs will be paid by you.

                             DESCRIPTION OF NOTES

   The following description of terms of the notes supplements the general description of the debt securities provided in the accompanying prospectus. However, the pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus supplement or the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

   We have provided a glossary at the end of this prospectus supplement to define any capitalized words we use but do not define in this prospectus supplement.

General

   We will issue the notes as a single series of debt securities under the Senior Indenture between us and the Trustee. We are limited to issuing notes with a total initial public offering price or purchase price of up to $1,975,000,000 or the equivalent amount in one or more foreign currencies, including the Euro. The U.S. dollar equivalent will be determined by a paying agent chosen by us, which will initially be Bank One, N.A. In order to determine the equivalent amount in connection with offerings in a foreign currency, the paying agent will use the noon buying rate in The City of New York for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York. The total price of the notes we are authorized to offer may be reduced due to our sale of other debt securities. If payments on any notes must be made in the currency of a country that adopts the Euro, then we may redenominate all of those notes into Euros by giving holders notice of the redenomination as described under "Description of Notes--Redenomination" below.

   The notes will be issued in fully registered form only, without coupons.

   Each note will be issued either as a "book-entry" note, represented by a permanent global note registered in the name of The Depository Trust Company ("DTC"), or its nominee, or as a certificate issued in temporary or definitive form. Except as described below under "Book-Entry System," book-entry notes will not be issuable in certificated form.

   The authorized denominations for notes denominated in U.S. dollars will be $1,000 and any larger amount that is a multiple of $1,000. The authorized denominations of notes denominated in some other specified currency will be described in the pricing supplement.

   Each note will mature on any day from 1 year to 60 years from its date of issue. However, each note may also be subject to redemption at our option or repayment at the option of the holder.

   Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars. The notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made in, one or more foreign currencies. See "Special Provisions Relating to

Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any." The currency in which a note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the "specified currency" with respect to the particular note. References to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

   You will be required to pay for your notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth Business Day preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes."
   The pricing supplement relating to a note will describe the following terms:

    (a)the specified currency;

    (b)whether the note is a fixed rate note, a floating rate note, an indexed note or an amortizing note;

    (c)the issue price;

    (d)the original issue date;

    (e)the stated maturity date;

    (f)for a fixed rate note, the rate per year at which it will bear interest, if any, and the dates on which interest will be payable if other than February 15 and August 15;

    (g)for a floating rate note, the base rate, the initial interest rate, the interest reset period, the interest payment dates, the Index Maturity, the maximum interest rate, if any, the minimum interest rate, if any, the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the note;

    (h)whether the note is an Original Issue Discount Note;

    (i)for an indexed note, the manner in which principal or interest will be determined;

    (j)whether the note may be redeemed at our option, or repaid at the holder's option prior to the stated maturity date as described further under "Optional Redemption, Repayment and Repurchase" below, and if so, the terms of the redemption or repayment; and

    (k)any other terms that do not conflict with the provisions of the Senior Indenture.

   Interest rates that we offer with respect to the notes may differ depending on, among other things, the aggregate principal amount of the notes purchased in any single transaction.

   Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may, from time to time, change interest rates or formulas and other terms of notes, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

   Except as described in this prospectus supplement, there are no covenants specifically designed to protect you against a reduction in our creditworthiness in the event of a highly leveraged transaction or to prohibit other transactions that may adversely affect you.

Payment of Principal and Interest

   We will make payments of principal of, and premium, if any, and interest, if any, on book-entry notes through the Trustee to DTC. See "--Book-Entry System." If the note is a certificated security, U.S. dollar payments of interest on notes are generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. However, interest will be payable at Maturity to the person to whom principal is payable. The first interest payment on any note originally issued between a record date and an interest payment date or on an interest payment date will be made on the interest payment date after the next record date. If you hold at least $10,000,000 (or the equivalent thereof in a specified currency other than U.S. dollars) in aggregate principal amount of notes of like tenor and term, you will be entitled to receive your U.S. dollar interest payments by wire transfer, but only if the paying agent has received your wire transfer instructions not later than 15 days before the applicable interest payment date. Simultaneously with your election to receive payments in a currency other than U.S. dollars, as discussed earlier, you must provide wire transfer payment instructions to the paying agent, and all payments made in that currency will be made by wire transfer to an account maintained by you with a bank located outside the United States. Any payment due at Maturity will be paid in immediately available funds upon surrender of your note at the corporate trust office or an agency of the paying agent located in the City of Chicago. The corporate trust office for Bank One, N.A. is located at One First National Plaza, Chicago, Illinois. If the note is a global security, beneficial owners will be paid in accordance with DTC's and its participants' procedures.

   Book-entry notes may be transferred or exchanged only through DTC. See "-- Book-Entry System." Registration of transfer or exchange of certificated notes will be made at the office or agency maintained by the Trustee for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

   Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the accompanying prospectus, the amount of principal due and payable will be limited to the principal amount of the note multiplied by the sum of its issue price (expressed as a percentage of the principal amount) plus the original issue discount amortized from the date the note was issued to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration).

   Unless otherwise specified in the applicable pricing supplement, the record date for any interest payment date for a floating rate note will be the date (whether or not a Business Day) 15 calendar days immediately before the interest payment date, and for a fixed rate note will be the February 1 or August 1 (whether or not a Business Day) immediately before the interest payment date or Maturity, as the case may be.

   Interest payments on the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date on which interest was paid or made available for payment (or from and including the date of issue, if no interest has been paid) to but excluding the related interest payment date or Maturity, as the case may be.

   For information on payment of principal and interest of foreign currency notes, see "--Special Provisions Relating to Foreign Currency Notes."

Fixed Rate Notes

   Each fixed rate note will bear interest from the date it is originally issued at the rate per year stated on its face until the principal amount is paid or made available for payment. Unless otherwise set forth in the applicable pricing supplement, we will pay interest on each fixed rate note semiannually in arrears on each February 15 and August 15 and at Maturity. Each payment of interest on an interest payment date will include interest accrued to but excluding such interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed using a 360-day year of twelve 30-day months.

   If any payment date for a fixed rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

Floating Rate Notes

   Each floating rate note will have an interest rate formula. The formula may be based on:

    (a)the CD Rate;

    (b)the CMT Rate;

    (c)the Commercial Paper Rate;

    (d)the Federal Funds Rate;

    (e)LIBOR;

    (f)the Prime Rate;

    (g)the Treasury Rate; or

    (h)another Base Rate or formula described in the pricing supplement.

   The pricing supplement will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any floating rate note may have a maximum or minimum interest rate limitation.

   We have appointed a calculation agent to calculate interest rates on the floating rate notes. Unless we choose a different party in the pricing supplement, the paying agent will be the calculation agent for each note. Upon request, the calculation agent will provide the current interest rate and, if different, the interest rate that will become effective on the next Interest Reset Date.

   The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually (this period is the "Interest Reset Period", and the first day of each Interest Reset Period is an "Interest Reset Date"), as specified in the pricing supplement. Unless otherwise specified in the pricing supplement, the Interest Reset Dates will be:

    (a)for floating rate notes that reset daily, each Business Day;

    (b)for floating rate notes (other than Treasury Rate notes) that reset weekly, Wednesday of each week;

    (c)for Treasury Rate notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes");

    (d)for floating rate notes that reset monthly, the third Wednesday of each month;

    (e)for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

    (f)for floating rate notes that reset semiannually, the third Wednesday of each of the two months of each year specified in the pricing supplement; and

    (g)for floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

   If an Interest Reset Date for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

   Unless otherwise specified on the applicable pricing supplement, floating rate notes will accrue interest from and including the original issue date or the last date to which interest has been paid or provided for, as the case may be, to but excluding the applicable Interest Payment Date, as described below, or Maturity, as the case may be.

   Unless otherwise specified on the applicable pricing supplement, accrued interest on floating rate notes will be calculated by multiplying the principal amount of such note (or, in the case of an indexed note, unless otherwise specified in the pricing supplement, the face amount of such indexed note) by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we state otherwise in the applicable pricing supplement, the interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each day will be computed by dividing the interest rate in effect on that day by 360, in the case of CD Rate notes, Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes and Prime Rate notes, or by the actual number of days in the year, in the case of Treasury Rate notes or CMT Rate notes. For these calculations, the interest rate in effect on any Interest Reset Date will be the new reset rate.

   The calculation agent will round all percentages resulting from any calculation of the rate of interest on a floating rate note, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all currency amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

   Unless we state otherwise in the applicable pricing supplement, we will pay interest on floating rate notes as follows:

    (a)for notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable pricing supplement;

    (b)for notes that reset quarterly, on the third Wednesday of March, June, September, and December of each year;

    (c)for notes that reset semiannually, on the third Wednesday of each of two months of each year specified in the pricing supplement; and

    (d)for notes that reset annually, on the third Wednesday of one month of each year specified in the pricing supplement.

Each of the above dates is an "Interest Payment Date." We will also pay interest on all notes at Maturity.

   If an Interest Payment Date (other than at Maturity) for any floating rate note falls on a day that is not a Business Day, it will be postponed to the following Business Day, except that, in the case of a LIBOR note, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

   If the Maturity for a floating rate note falls on a day that is not a Business Day, we will make the payment on the next Business Day, without additional interest.

   References below to information services include any successor information services.

CD Rate Notes

   Each CD Rate note will bear interest at a specified rate that will be reset periodically based on the CD Rate and any Spread and/or Spread Multiplier. CD Rate notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

   "CD Rate" means:

      (1) the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "CDs (secondary market)," or

      (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for negotiable U.S. dollar certificates of deposit of the particular Index Maturity as published in
   H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)," or

      (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major United States money market banks for negotiable U.S. certificates of deposit with a remaining maturity closest to the particular Index Maturity in an amount that is representative for a single transaction in that market at that time, or

      (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the CD Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

Commercial Paper Rate Notes

   Each Commercial Paper Rate note will bear interest at a specified rate that will be reset periodically based on the Commercial Paper Rate and any Spread and/or Spread Multiplier.

   "Commercial Paper Rate" means:

      (1) the Money Market Yield on the particular Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial," or

      (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Money Market Yield of the rate on the particular Interest Determination Date for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper--Nonfinancial," or

      (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date shall be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that Interest Determination Date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the agents or their affiliates) selected by the calculation agent for commercial paper of the particular Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "AA", or the equivalent, from a nationally recognized statistical rating organization, or

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

      (4) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

Federal Funds Rate Notes

   Each Federal Funds Rate note will bear interest at a specified rate that will be reset periodically based on the Federal Funds Rate and any Spread and/or Spread Multiplier.

   "Federal Funds Rate" means:

      (1) the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) ("Moneyline Telerate Page 120"), or

      (2) if the rate referred to in clause (1) does not so appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds (Effective)," or

      (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date shall be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the agents or their affiliates), selected by the calculation agent prior to 9:00 A.M., New York City time, on that Interest Determination Date, or

      (4) if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3), the Federal Funds Rate in effect on the particular Interest Determination Date, or, if none, the initial interest rate.

LIBOR Notes

   Each LIBOR note will bear interest at a specified rate that will be reset periodically based on LIBOR and any Spread and/or Spread Multiplier. If LIBOR is indexed to the offered rates for deposits in a currency other than U.S. dollars, the method for determining such rate will be specified in the pricing supplement. If LIBOR is indexed to the offered rate for U.S. dollar deposits, "LIBOR" shall be determined by the calculation agent as described below.

   "LIBOR" means:

      (1) if "LIBOR Moneyline Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement designated on the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

      (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, calculated by the calculation agent, for deposits in the LIBOR Currency having the Index Maturity designated in the pricing supplement, that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on the particular Interest Determination Date, or

      (3) if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Interest Determination Date on the Designated LIBOR Page as specified in clause (1) or (2), as applicable,

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   the arithmetic mean calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include the agents or their respective affiliates), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

      (4) if fewer than two offered quotations referred to in clause (3) are provided as requested, the arithmetic mean calculated by the calculation agent of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the particular Interest Determination Date by three major banks (which may include the agents or their affiliates), in that Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified in the pricing supplement and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time, or

      (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the particular Interest Determination Date.

Treasury Rate Notes

   Each Treasury Rate note will bear interest at a specified rate that will be reset periodically based on the Treasury Rate and any Spread and/or Spread Multiplier.

   "Treasury Rate" means:

      (1) the rate from the auction (the "Auction") held on the Treasury Rate Determination Date of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement, under the caption "INVESTMENT RATE" on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) ("Moneyline Telerate Page 56") or page 57 (or any other page as may replace that page on that service) ("Moneyline Telerate Page 57"), or

      (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

      (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the U.S. Department of the Treasury, or

      (4) if the rate referred to in clause (3) is not so announced by the U.S. Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the Treasury Rate Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

      (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

      (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Treasury Rate Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Determination Date, of three leading primary U.S. government securities dealers (which may include the agents or their affiliates) selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

      (7) if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the Treasury Rate Determination Date, or if none, the initial interest rate.

Prime Rate Notes

   Each Prime Rate note will bear interest at a specified rate that will be reset periodically based on the Prime Rate and any Spread and/or Spread Multiplier.

   "Prime Rate" means:

      (1) the rate on the particular Interest Determination Date as published in H.15(519) under the caption "Bank Prime Loan," or

      (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Bank Prime Loan," or

      (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page as the applicable bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the particular Interest Determination Date, or

      (4) if fewer than four rates referred to in clause (3) are so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate calculated by the calculation agent on the particular Interest Determination Date as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the particular Interest Determination Date by three major banks (which may include the agents or their affiliates) in The City of New York selected by the calculation agent, or

      (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the Prime Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

CMT Rate Notes

   Each CMT Rate note will bear interest at a specified rate that will be reset periodically based on the CMT Rate and any Spread or Spread Multiplier.

   "CMT Rate" means:

      (1) if CMT Moneyline Telerate Page 7051 is specified in the applicable pricing supplement:

          (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption "Treasury Constant Maturities", as the yield is displayed on Moneyline Telerate (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) ("Moneyline Telerate Page 7051"), for the particular Interest Determination Date, or

          (b) if the rate referred to in clause (a) does not so appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the particular Index Maturity and for the particular Interest Determination Date as published in H.15(519) under the caption "Treasury Constant Maturities," or

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

          (c) if the rate referred to in clause (b) does not so appear in H.15(519), the rate on the particular Interest Determination Date for the period of the particular Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

          (d) if the rate referred to in clause (c) is not so published, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Calculation Date of three leading primary U.S. government securities dealers in The City of New York (which may include the agents or their affiliates) (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity greater than the particular Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (g) if fewer than five but more than two prices referred to in clause
       (f) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on the particular Interest Determination Date or, if none, the initial interest rate.

      (2) if CMT Moneyline Telerate Page 7052 is specified in the applicable pricing supplement:

          (a) the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at "constant maturity" having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption "Treasury Constant Maturities," as the yield is displayed on Moneyline Telerate (or any successor service) (on page 7052 or any other page as may replace the specified page on that service) ("Moneyline Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (b) if the rate referred to in clause (a) does not so appear on Moneyline Telerate Page 7052 by 3:00 P.M., New York City time, on the related Calculation Date, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at "constant maturity" having the particular Index Maturity and for the week or month, as applicable, preceding the particular Interest Determination Date as published in H.15(519) opposite the caption "Treasury Constant Maturities," or

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

          (c) if the rate referred to in clause (b) does not so appear in H.15(519) by 3:00 P.M., New York City time, on the related Calculation Date, the one-week or one-month, as specified in the applicable pricing supplement, average yield for U.S. Treasury securities at "constant maturity" having the particular Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the particular Interest Determination Date falls, or

          (d) if the rate referred to in clause (c) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury securities with an original maturity equal to the particular Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

          (e) if fewer than five but more than two of the prices referred to in clause (d) are provided as requested, the rate on the particular Interest Determination Date calculated by the calculation agent based on the arithmetic mean of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

          (f) if fewer than three prices referred to in clause (d) are provided as requested, the rate calculated by the calculation agent shall be a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for U.S. Treasury Securities with an original maturity of the number of years that is the next highest to the Index Maturity specified in the applicable pricing supplement and a remaining term to maturity closest to that Index Maturity and in an amount of at least $10 million, or

          (g) if fewer than five but more than two prices referred to in clause
       (f) are provided as requested, the rate calculated by the calculation agent based on the arithmetic mean of the offer prices obtained and neither the highest or the lowest of the quotations will be eliminated, or

          (h) if fewer than three prices referred to in clause (f) are provided as requested, the CMT Rate in effect on that Interest Determination Date or, if none, the initial interest rate.

   If two U.S. Treasury securities with an original maturity greater than the Index Maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular Index Maturity, the quotes for the U.S. Treasury security with the shorter original remaining term to maturity will be used.

European Monetary Union

   Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event, nor the entry into force of any law, regulation, directive or order that requires us to redenominate on terms different from those we describe below, will alter any term of, or discharge or excuse performance under, the Senior Indenture or the notes, nor would it permit the Trustee, the holders of the notes or us the right unilaterally to alter or terminate the Senior Indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the Senior Indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

   An "EMU Event" means any event associated with the European Monetary Union in the European Community, including:

    (a)the fixing of exchange rates between the currency of a Participating Member State and the Euro or between the currencies of Participating Member States;

    (b)the introduction of the Euro as the lawful currency in a Participating Member State;

    (c)the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency in any of the Participating Member States;

    (d)the disappearance or replacement of a relevant rate option or other price source for the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

    (e)any combination of the above.

Redenomination

   If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State, then we may, solely at our option and without the consent of holders or the need to amend the Senior Indenture or the notes, redenominate all of those notes into Euros (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a Participating Member State. We will give holders at least 30 days' notice of the redenomination, including a description of the way we will implement it.

   If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

    1. each denomination will be deemed to be denominated in such amount of Euro as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest Euro 0.01;

    2. after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in Euro as though references in those notes to the relevant foreign currency were to Euro. Payments will be made in Euro by credit or transfer to a Euro account (or any other account to which Euro may be credited or transferred) specified by the payee, or at the option of the payee, by a Euro cheque;

    3. if those notes are notes which bear interest at a fixed rate and interest for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement;

    4. if those notes are notes which bear interest at a floating rate, the applicable pricing supplement will specify any relevant changes to the provisions relating to interest; and

    5. such other changes shall be made to the terms of those notes as we may decide, after consultation with the Trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in Euro or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or Euro. Any such other changes will not take effect until after they have been notified to the holders.

Indexed Notes

   We may offer indexed notes under which principal or interest is determined by reference to an index related to:

    (a)the rate of exchange between the specified currency for such note and another designated currency;

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

    (b)the difference in the price of a specified commodity on specified dates;

    (c)the difference in the level of a specified stock index, which may be based on U.S. or foreign stocks, on specified dates; or

    (d)any other objective price or economic measures described in the pricing supplement.

   We will describe the manner of determining principal and interest amounts in the pricing supplement. We will also include historical and other information regarding the index or indexes and information concerning tax consequences to holders of indexed notes.

   Interest payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal payable upon redemption or repayment prior to Maturity will be the face amount, the index principal amount at the time of redemption or repayment or some other amount.

Amortizing Notes

   We may offer amortizing notes. Unless otherwise specified in the pricing supplement, interest on an amortizing note will be computed using a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the unpaid principal amount. Further information about amortizing notes will be specified in the pricing supplement.

Book-Entry System

   Upon issuance, all notes having the same original issue date and otherwise identical terms will be represented by one or more global notes. Each global note representing book-entry notes will be deposited with DTC. This means that we will not issue certificates to each holder. DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred, except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

   Beneficial interests in global notes will be shown on, and transfers of interests will be made only through, records maintained by DTC and its participants. The laws of some jurisdictions require that certain purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

   We will wire principal and interest payments to DTC or its nominee. We and the Trustee will treat DTC or its nominee as the owner of a global note for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global note to owners of beneficial interests in a global note.

   It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global note as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in a global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not our responsibility or that of DTC or the Trustee.

   Notes represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

    (a)DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

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

    (b)we determine not to require all of the notes of a series to be represented by global notes and notify the Trustee of our decision.

Information Relating to DTC

   The following is based on information furnished by DTC:

   DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered global note will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global note will be issued with respect to each $500,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of such issue.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

   Purchases of book-entry notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such book-entry notes on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a global note ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a global note representing book-entry notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a global note representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

   To facilitate subsequent transfers, all global notes representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global notes with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global notes representing the book-entry notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such book-entry notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to the global notes representing the book-entry notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal, premium, if any, and/or interest, if any, payments on the global notes representing the book-entry notes will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   A Beneficial Owner will give notice of any option to elect to have its book-entry notes repaid by us, through its Participant, to the Trustee, and will effect delivery of the applicable book-entry notes by causing the Direct Participant to transfer the Participant's interest in the global note or notes representing such book-entry notes, on DTC's records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note or notes representing such book-entry notes are transferred by Direct Participants on DTC's records.

   DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

   The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

   The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy thereof.

Clearstream Luxembourg and Euroclear Systems

   Investors may elect to hold interests in book-entry notes through either DTC (in the United States) or Clearstream Banking, societe anonyme ("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of those systems, or indirectly, through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank,

N.A. acts as the U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (in such capacities as the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global security may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

   Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the agents or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

   Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

   Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Eur-oclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the agents or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

   Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

   Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary of Euroclear.

Global Clearance and Settlement Procedures

   Initial settlement for the notes will be made in immediately available funds. Secondary market trading between Participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

   Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

   Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by, or through a Clearstream Luxembourg Participant or a Euroclear Participant to a Participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

   Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

   Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and the agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See "Risk Factors--Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks."

Payment of Principal, Premium, if any, and Interest, if any

   Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. Any amounts so payable by us in the specified currency will be converted by the exchange rate agent named in the applicable pricing supplement (the "exchange rate agent") into United States dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects, in the manner described below, to receive these amounts in the specified currency.

   Any United States dollar amount to be received by a registered holder of a foreign currency note will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the exchange rate agent) selected by the exchange rate agent and approved by us for the purchase by the quoting dealer of the specified currency for United States dollars for settlement on that payment date in the aggregate amount of the specified currency payable to all registered holders of foreign currency notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the registered holders of foreign currency notes by deductions from any payments. If three bid quotations are not available, payments will be made in the specified currency.

   Registered holders of foreign currency notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request to the Trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least fifteen calendar days prior to the maturity, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. This election will remain in effect until revoked by written notice delivered to the Trustee on or prior to a record date or at least fifteen calendar days prior to the maturity, as the case may be. Registered holders of foreign currency notes to be held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

   Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a Beneficial Owner of a global security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the Participant through which it owns its interest on or prior to the applicable record date or at least fifteen calendar days prior to the maturity, as the case may be, of its election. The applicable Participant must notify the depositary of its election on or prior to the third Business Day after the applicable record date or at least twelve calendar days prior to the maturity, as the case may be, and the depositary will notify the Trustee of that election on or prior to the fifth Business Day after the applicable record date or at least ten calendar days prior to the maturity, as the case may be. If complete instructions are received by the Participant from the applicable Beneficial Owner and forwarded by the Participant to the depositary, and by the depositary to the Trustee, on or prior to such dates, then the applicable Beneficial Owner will receive payments in the specified currency.

   We will make payments of the principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in United States dollars in the manner specified herein with respect to notes denominated in United States dollars. See "Description of Notes--General." We will make payments of interest, if any, on foreign currency notes which are to be made in the specified currency on an Interest Payment Date other than the maturity by check mailed to the address of the registered holders of their foreign currency notes as they appear in the Security Register, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes--General." We will make payments of principal of, and premium, if any, and/or interest, if any, on, foreign currency notes which are to be made in the specified currency on the maturity by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the maturity by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular foreign currency note is presented and surrendered at the office or agency maintained by the Trustee for this purpose in the Borough of Manhattan, The City of New York, in time for the Trustee to make these payments in accordance with its normal procedures.

Availability of Specified Currency

   If the specified currency for foreign currency notes is not available for any required payment of principal, premium, if any, and/or interest, if any, due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in United States dollars on the basis of the Market Exchange Rate, computed by the exchange rate agent, on the second Business Day prior to the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.

   The "Market Exchange Rate" for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

   All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

Judgments

   Under current Illinois law, a state court in the State of Illinois may, at the request of the claimant, render a judgment in respect of a foreign currency note in the specified currency. Any such judgment made in the specified currency would be payable in that currency or, at the option of the payor, in the amount of United States dollars which would purchase that currency as of the banking day next preceding the date on which the money is paid to the claimant. Accordingly, registered holders of foreign currency notes may be subject to exchange rate fluctuations between the date of the calculation of the amount due under a foreign currency judgment (if paid in United States dollars) and the date of payment. A non-Illinois state court may not follow the same rules and procedures with respect to payments and conversions of foreign currency judgments.

   We will indemnify the registered holder of any note against any loss incurred by that holder as a result of any judgment or order being given or made for any amount due under the particular note and that amount due being paid by us (whether due to the requirements of a judgment or order or otherwise) in a currency (the "Judgment Currency") other than the specified currency, and as a result of any variation between:

       the rate of exchange at which the specified currency amount is converted into the Judgment Currency for the purpose of calculation of the payment of the amount due; and

       the rate of exchange at which the registered holder, on the date of payment of that judgment or order, is able to purchase the specified currency with the amount of the Judgment Currency actually received.

Other Provisions; Addenda

   We may modify any provisions of a note by using the section marked "Other Provisions" on the face of the note or by providing an addendum to the note, and, in each case, as specified in the applicable pricing supplement.

Optional Redemption, Repayment and Repurchase

   The pricing supplement for a note will indicate whether we will have the option to redeem the note before the stated maturity and the price and date or dates on which redemption may occur. If we are allowed to redeem a note, we may exercise the option by causing the Trustee or the paying agent to mail notice of redemption to the holders at least 30 but not more than 60 days before the redemption date. If a note is only redeemed in part, we will issue a new note or notes for the unredeemed portion.

   The pricing supplement relating to a note will also indicate whether you will have the option to elect repayment by us prior to the stated maturity and the price and the date or dates on which repayment may occur.

   For a note to be repaid, the paying agent must receive, at least 30 but not more than 45 days prior to an optional repayment date, such note with the form entitled "Option to Elect Repayment" on the reverse of the note completed. You may also send the paying agent a facsimile or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States describing the particulars of the repayment including a guarantee that the note and the form entitled "Option to Elect Repayment" will be received by the paying agent no later than five Business Days after such facsimile or letter. If you present a note for repayment, that act will be irrevocable. You may exercise the repayment option for less than the entire principal of the note, provided the remaining principal outstanding is an authorized denomination. If you elect partial repayment, your note will be cancelled, and we will issue a new note or notes for the remaining amount.

   DTC or its nominee will be the holder of each global note and will be the only party that can exercise a right of repayment. If you are a beneficial owner of a global note and you want to exercise your right of repayment, you must instruct your broker or indirect participant through which you hold your interest to notify DTC. You should consult your broker or such indirect participant to discuss the appropriate cut-off times and any other requirements for giving this instruction.

   Regardless of anything in this prospectus supplement to the contrary, if a note is an Original Issue Discount Note (other than an indexed note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an Original Issue Discount Note will be equal to (1) the issue price plus (2) that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an Original Issue Discount Note exceed its principal amount.

   We may at any time purchase notes at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any notes that we purchase.

                       UNITED STATES TAX CONSIDERATIONS

   The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a note that is a U.S. holder. For the purposes of this discussion, a U.S. holder is an individual who is a citizen or resident of the United States, a United States domestic corporation, or any other person that is subject to United States federal income tax on a net income basis in respect of its investment in a note. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary. This summary deals only with U.S. holders that hold notes as capital assets. It does not address specific tax considerations applicable to investors that may be subject to special tax rules, such as pass-through entities (e.g. partnerships) or persons who hold the notes through pass-through entities, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities or commodities that elect mark to market treatment, persons that will hold notes as a hedge against currency or other risks or as a position in a "straddle" or conversion transaction, tax exempt organizations, holders who are not U.S. holders, or persons that have a "functional currency" other than the U.S. dollar.

   This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable pricing supplement.

   You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

   Payments of or accruals of "qualified stated interest" (as defined below) on a note will be taxable to a U.S. holder as ordinary interest income at the time that the holder accrues or receives such amounts (in accordance with the holder's method of tax accounting). If a U.S. holder using the cash method of tax accounting receives payments of interest pursuant to the terms of a note in a currency or currency unit other than U.S. dollars (a "foreign currency"), the amount of interest income to be included in income by the holder will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment is converted into U.S. dollars. In the case of a U.S. holder who uses the accrual method of accounting or who is otherwise required to accrue interest prior to receipt, the amount of interest income will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, an accrual basis U.S. holder may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date the holder receives the interest payment if that date is within five business days of the end of the accrual period. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service. A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

   A U.S. holder's tax basis in a note generally will equal the cost of the note to that holder, increased by any amounts includible in income by the holder as original issue discount and market discount, and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest made on the note. The cost to a U.S. holder of a note denominated in a foreign currency will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to the holder's tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in taxable gain or loss for a U.S. holder.

   Upon the sale, exchange or retirement of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder's tax basis in the note. If a U.S. holder receives foreign currency in respect of the sale, exchange or retirement of a foreign currency note, the amount realized generally will be the dollar value of the foreign currency the holder receives calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. In the case of a foreign currency note that is traded on an established securities market, a cash-basis U.S. holder (or, if it so elects, an accrual-basis U.S. holder) will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

   The election available to accrual-basis U.S. holders in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

   Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. The Internal Revenue Code of 1986, provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20% for notes held more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

   Notwithstanding the foregoing, gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that the holder receives on the note.

Original Issue Discount

   U.S. holders of Original Issue Discount Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. U.S. holders of these notes should be aware that, as described in greater detail below, they generally must include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

   In general, each U.S. holder of an Original Issue Discount Note with a maturity greater than one year, whether the U.S. holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that the holder owns the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. In the case of an initial holder, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by us) at least annually during the entire term of an Original Issue Discount Note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

   In the case of an Original Issue Discount Note that is a floating rate note qualifying as a variable rate debt instrument as defined in the Treasury Regulations, both the "annual yield to maturity" and the "qualified stated interest" will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Accordingly, the stated interest that is payable at least annually on a floating rate note generally will be treated as "qualified stated interest" and such a note will not be an Original Issue Discount Note solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a "variable rate debt instrument," the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. (Additional rules may apply if interest on a floating rate note is based on more than one interest index. We will provide detailed guidance of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.)

   The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts so includible in gross income by a U.S. holder in respect of an Original Issue Discount Note denominated in U.S. dollars are generally lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

   A U.S. holder generally may make an irrevocable election to include in its income its entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount paid by the holder for the note) under the constant yield method described above. For notes purchased at a premium or bearing market discount in the hands of the U.S. holder, the holder making this election will also be deemed to have made the election (discussed below in "Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant yield basis.

   In the case of an Original Issue Discount Note that is also a foreign currency note, a U.S. holder should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so received at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, the holder may translate the foreign currency amount so derived at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that the U.S. holder has made the election described under "Payments or Accruals of Interest" above. Because exchange rates may fluctuate, a U.S. holder of an Original Issue Discount Note that is also a foreign currency note may recognize a different amount of original issue discount income in each accrual period than would the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note), a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

   A subsequent U.S. holder of an Original Issue Discount Note that purchases the note at a cost less than its "remaining redemption amount", or an initial United States holder that purchases an Original Issue Discount Note at a price other than the note's issue price, also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if the subsequent holder acquires the Original Issue Discount Note at a price greater than its adjusted issue price, the holder may reduce its periodic inclusions of original issue discount income to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Note is the total of all future payments to be made on the note other than qualified stated interest.

   Certain of the Original Issue Discount Notes may be redeemed prior to maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about them since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes

   The rules described above will also generally apply to Original Issue Discount Notes with maturities of one year or less ("short-term notes"), but with some modifications.

   First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, a cash-basis U.S. holder of a short-term note that does not identify the short-term note as part of a hedging transaction will generally not be required to accrue original issue discount currently, but will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period the holder held it. A U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the Maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, a cash-basis U.S. holder of a short-term note may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

   Second, any U.S. holder of a short-term note (whether a cash- or accrual-basis holder) can elect to accrue the "acquisition discount", if any, with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If a U.S. holder elects to accrue acquisition discount, the original issue discount rules will not apply.

   Finally, the market discount rules described below will not apply to short-term notes.

   As described above, certain of the notes may be subject to special redemption features. These features may affect the determination of whether a note has a maturity of one year or less and thus is a short-term note. If you purchase notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

   A U.S. holder that purchases a note at a cost greater than the note's remaining redemption amount will be considered to have purchased the note at a premium, and may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. This election, once made, generally applies to all debt instruments held or subsequently acquired by the holder during or after the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. A U.S. holder that elects to amortize the premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, the holder should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate used by the U.S. holder for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date when the holder acquired the note. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in the holder's tax basis when the note matures or is disposed of. Therefore, a U.S. holder that does not elect to amortize premium and that holds the note to Maturity must generally treat the premium as capital loss when the note matures.

   If a U.S. holder purchases a note at a price that is lower than the note's remaining redemption amount, or in the case of an Original Issue Discount Note, the note's adjusted issue price, by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in the hands of the holder. In this case, gain realized by the holder on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note while held by the holder. In addition, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at the election of the holder, under a constant yield method. A U.S. holder must accrue market discount on a foreign currency note in the specified currency. The amount includible in income by a U.S. holder in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that the note is disposed of.

   A U.S. holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. The election, once made, applies to all market discount debt instruments acquired by the United States holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

Indexed Notes and Other Notes Providing for Contingent Payment

   Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the pricing supplement.

Information Reporting and Backup Withholding

   The paying agent will be required to file information returns with the Internal Revenue Service with respect to payments made to certain U.S. holders. In addition, certain U.S. holders may be subject to a backup withholding tax (currently at a rate of 30%) in respect of these payments if they do not provide their taxpayer identification numbers to the paying agent.

                             PLAN OF DISTRIBUTION

   We are offering the notes on a continuing basis for sale to or through the agents. The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an agent, ranging from .150% to ..750% of the principal amount of each note, depending upon its stated maturity, sold through that agent as our agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent as our agent at the time of the related sale. The following table describes the potential proceeds we will receive but does not include expenses, including reimbursement of certain of the agents' expenses, payable by us which we estimate to be $576,700:

                          Agents' Commissions and
         Price to Public         Discounts             Proceeds to the Company
         --------------- ------------------------- --------------------------------
Per Note      100%            .150% to .750%              99.850% to 99.250%
Total... $1,975,000,000  $2,962,500 to $14,812,500 $1,972,037,500 to $1,960,187,500

   Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased at a price equal to 100% of the principal amount minus a discount equal to the commission that would be paid on an agency sale of a note of identical maturity. We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through an agent). Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

   Agents may sell notes purchased from us as principal to other dealers for resale to investors and other purchasers and may provide any portion of the discount received in connection with their purchase from us to such dealers. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

   The notes will not have an established trading market when issued. Also, the notes will not be listed on any securities exchange. The agents may, from time to time, make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice.

   The agents may, from time to time, purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or be maintained or that there will be liquidity in the secondary market if one develops.

   In connection with an offering of notes purchased by one or more agents as principal on a fixed public offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

   Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.
   The agents may be deemed to be "underwriters" within the meaning of the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that they may be required to make in connection with such indemnification.

   Westdeutsche Landesbank Girozentrale, London Branch, is not a registered broker-dealer in the United States. Notes offered in this prospectus supplement and underwritten by Westdeutsche Landesbank Girozentrale, London Branch, will be sold only outside the United States in transactions not requiring it to register as a broker-dealer under United States laws. Westdeutsche Landesbank Girozentrale, London Branch's identification as an agent in this prospectus supplement should not be deemed to be an offer by it to sell notes in the United States or a solicitation of an offer by persons in the United States to buy notes from it.

   The notes have not been and will not be registered under the Securities and Exchange Law of Japan. We and the agents will not offer or sell any note directly or indirectly in Japan or to residents of Japan or for the benefit of any Japanese person (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale directly or indirectly in Japan or to any Japanese person except in circumstances that result in compliance with any applicable laws, regulations and ministerial guidelines of Japan taken as a whole.

   In the ordinary course of its business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates, for which they were, and may be, paid customary fees and expenses.

                                   GLOSSARY

   The following is a glossary of terms used in this prospectus supplement.

   "Bond Equivalent Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                     Bond Equivalent Yield = _D X N_ X 100
                                          360-(D X M)

where "D" refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the applicable Interest Reset Period.

   "Business Day" means any day, other than Saturday or Sunday, that is (1) neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in (a) The City of New York, (b) the City of Chicago or (c) if the specified currency for a note is other than U.S. dollars or Euro, the Principal Financial Center of the country issuing such currency; (2) if the specified currency for the note is Euro, a day on which the TARGET System is operating or in any other place or any other days as may be specified in the pricing supplement; and (3) if the note is a LIBOR note, a London Business Day.

   "Calculation Date" means the date by which the calculation agent calculates an interest rate for a floating rate note, which will be one of the following:

      "Prime Rate"--the earlier of (1) the tenth calendar day after the related Prime Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

      "CD Rate"--the earlier of (1) the tenth calendar day after the related CD Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

      "CMT Rate"--the earlier of (1) the tenth day after the related CMT Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

      "Commercial Paper Rate"--the earlier of (1) the tenth calendar day after the related Commercial Paper Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

      "LIBOR"--the LIBOR Interest Determination Date.

      "Treasury Rate"--the earlier of (1) the tenth calendar day after the related Treasury Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

      "Federal Funds Rate"--the earlier of (1) the tenth calendar day after the related Federal Funds Effective Rate Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (2) the Business Day immediately before the applicable interest payment date or Maturity, as the case may be.

   "CMT Moneyline Telerate Page" means the display on the Moneyline Telerate Service on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is specified in the applicable pricing supplement, the CMT Moneyline telerate Page shall be 7052, for the most recent week.

   "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities" published by the Federal Reserve Bank of New York.

   "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or (b) if "LIBOR Moneyline Telerate" is specified in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified as the method for calculating LIBOR, the display on the Moneyline Telerate Service, or any successor service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

   "Fixed Conversion Rate" with respect to any specified currency means the irrevocably fixed conversion rate between the Euro and such specified currency adopted by the Council of the European Union according to Article 109 1(4) first sentence of the Treaty of Rome.

   "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

   "Index Maturity" for any note is the period of maturity of the instrument, obligation or index from which the Base Rate is calculated.

   "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated no later than the related Calculation Date (except in the case of LIBOR, which is calculated on the related LIBOR Interest Determination Date). The Interest Determination Dates will be indicated in the applicable pricing supplement and in the note.

   "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated, or, if no currency is specified in the applicable pricing supplement, U.S. dollars.
   "London Business Day" means a day on which banking institutions are open for business (including dealings in LIBOR Currency) in London.

   "Maastricht Treaty" means the treaty on European Union which was signed in Maastricht on February 1, 1992 and came into force on November 1, 1993.

   "Maturity" means the date on which the principal of a note or an installment of principal becomes due and payable as provided in the note or in the Senior Indenture, whether at stated maturity or by declaration of acceleration, call for redemption or otherwise.

   "Money Market Yield" shall be a yield calculated in accordance with the following formula and expressed as a percentage:

                     Money Market Yield = _D X 360 X 100_
                                           360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which accrued interest is being calculated.

   "Original Issue Discount Note" means (i) any note where the difference between (x) the first price at which a substantial amount of the notes that are part of the same issue is sold for money (other than to an underwriter, placement agent or wholesaler) and (y) the stated redemption price at the maturity of the note is at least 0.25% of that stated redemption price multipled by the number of full years from the issue date to the stated maturity; and (ii) any other note we designate as issued with original issue discount for U.S. federal income tax purposes. The stated redemption price at Maturity of an Original Issue Discount Note is the total of all payments to be made under the Original Issue Discount Note, other than payments of qualified stated interest.

   "Participating Member State" means a member state of the European Union that adopts the Euro in accordance with the Treaty of Rome.

   "Principal Financial Center" will be the capital city of the country of the specified currency or LIBOR Currency, as the case may be, except that with respect to Australian dollars, Canadian dollars, U.S. dollars, Swiss francs and Euro, the Principal Financial Center shall be Sydney, Toronto, The City of New York, Zurich and (solely in the case of the LIBOR Currency) London, respectively.

   "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

   "Senior Indenture" means the Indenture for Senior Debt Securities dated October 19, 1996 between McDonald's Corporation and the Trustee, as supplemented.

   "Spread" means the number of basis points (one basis point equals one one-hundredth of a percentage point) that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

   "Spread Multiplier" means the percentage that may be specified in the applicable pricing supplement as being applicable to the interest rate of a floating rate note.

   "Treasury Rate Determination Date" for each Interest Reset Period will be the day of the week in which the Interest Reset Date for such Interest Reset Period falls on which Treasury Bills would normally be auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next succeeding week. If an auction date shall fall on any day that would otherwise be an Interest Reset Date for a Treasury Rate note, then such Interest Reset Date shall instead be the Business Day immediately following such auction date.

   "Treaty of Rome" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty, establishing the European Community, as amended from time to time.

   "Trustee" means Wachovia Bank, National Association (formerly, First Union National Bank) or its successor.

                             VALIDITY OF THE NOTES

   The validity of the notes will be passed upon for the agents by Sidley Austin Brown & Wood LLP, New York, New York.

PROSPECTUS

                            McDONALD'S CORPORATION

                                Debt Securities

   We may use this prospectus to issue from time to time one or more series of debt securities which may be either senior debt securities or subordinated debt securities with a total initial public offering price or purchase price of up to $1,975,000,000, or the equivalent thereof in one or more foreign currencies. Debt securities of each series will be offered on terms to be determined at the time of sale. We may sell debt securities for U.S. dollars or a foreign currency, and payments on debt securities may be made in U.S. dollars or a foreign currency. Debt securities may be issuable as individual securities in registered form without coupons, or as one or more global securities in registered form. We will provide the specific terms of an offering of debt securities, including the designation as senior debt securities or subordinated debt securities, in an accompanying prospectus supplement or pricing supplement.

   The debt securities will be unsecured. Unless otherwise specified in a prospectus supplement, the senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated to all of our senior indebtedness.

   We may offer debt securities in any of the following ways:

     . directly;

     . through agents;

     . through dealers; or

     . through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   We will describe how a particular offering of debt securities will be made in the prospectus supplement or pricing supplement for the offering.


                               -----------------


   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                               -----------------


                 The date of this prospectus is July 22, 2002.

                            McDONALD'S CORPORATION

General

   We are a Delaware corporation organized on March 1, 1965 as the successor to an Illinois corporation formed in 1956. Our principal executive offices are at One McDonald's Plaza, Oak Brook, Illinois 60523, telephone: (630) 623-3000, and our registered office in Delaware is located at 1013 Centre Road, Wilmington, Delaware 19805.

   We and our subsidiaries develop, operate, franchise and service a worldwide system of restaurants that prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by us and our subsidiaries or, under the terms of franchise agreements, by franchisees who are independent third parties, or by affiliates operating under joint-venture agreements between us or our subsidiaries and local business people.

   We operate primarily in the quick-service hamburger restaurant business under the McDonald's brand. We also operate other restaurant concepts: Boston Market, Chipotle and Donatos Pizzeria. In addition, we have a minority interest in Pret A Manger. McDonald's restaurant business comprises virtually all of our consolidated operating results.

   Our restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac and Quarter Pounder with Cheese, the Filet-O-Fish, several chicken sandwiches, french fries, Chicken McNuggets, salads, milk shakes, McFlurries, sundaes and cones, pies, cookies and soft drinks and other beverages. In addition, we sell a variety of products during limited promotional time periods. Our restaurants operating in the United States and certain international markets are open during breakfast hours and offer a full or limited breakfast menu, including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage, three varieties of biscuit sandwiches, bagel sandwiches and muffins. We test new products on an ongoing basis.

   We and our subsidiaries, franchisees and affiliates purchase food products and packaging from numerous independent suppliers. Quality specifications for both raw and cooked food products are established and strictly enforced. Alternative sources of these items are generally available. Quality assurance labs in the U.S., Europe, and the Pacific work to ensure that our high standards are consistently met. The quality assurance process involves ongoing testing and on-site inspections of suppliers' facilities. Independently owned and operated distribution centers distribute products and supplies to most of our restaurants. The restaurants then prepare, assemble and package these products using specially designed production techniques and equipment to obtain uniform standards of quality.

   Our restaurants are located in all fifty of the United States and the District of Columbia and in many foreign locations, principally Japan, Canada, Germany, England, France, Australia and Brazil. At March 31, 2002, 29,163 McDonald's restaurants existed worldwide, of which 13,148 were located in the United States and 16,015 in 120 other countries. Additionally, 1,029 restaurants existed that operate under the other restaurant concepts, substantially all of which are located in the United States. An additional 324 restaurants, which are comprised of quick-service hamburger restaurants and other restaurant concepts, were under construction at March 31, 2002, including 230 outside the United States.

Where to Get More Information

   We have filed a registration statement with the Securities and Exchange Commission (the "SEC") relating to the debt securities. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at

450 Fifth Street, N.W., in Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov (this uniform resource locator
(URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus).

   The following documents that we have filed with the SEC are incorporated into this prospectus by reference and considered a part of this prospectus:

   (a) Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2001;

   (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;
       and

    (c)Our Current Reports on Form 8-K filed as of January 25, February 14, April 22, and June 17, 2002.

Later information that we file with the SEC will update and/or supersede this information. We are also incorporating by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering of the debt securities.

   We will provide any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request these documents at no cost. Written or telephone requests should be directed to:
McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60523, telephone: (630) 623-7428.

                                USE OF PROCEEDS

   Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, which may include refinancing of debt, capital expenditures such as the acquisition and development of our brand restaurants and the purchase of our common stock under our ongoing share repurchase program. Specific allocations of the proceeds for such purposes have not been made at this time.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The following summary sets forth selected consolidated financial data for the Company and its subsidiaries for the three months ended March 31, 2002 and 2001 and for each of the years in the five-year period ended December 31, 2001. The selected consolidated financial data for the five years ended December 31, 2001 have been derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. Income statement data for the three-month periods ended March 31, 2002 and 2001, and balance sheet data as of March 31, 2002 and March 31, 2001, are derived from the unaudited consolidated financial statements and include, in the opinion of management, all normal recurring adjustments necessary to present fairly the data for such periods. The operating results for the three-months ended March 31, 2002 are not necessarily indicative of the results you can expect for the full fiscal year ending December 31, 2002. The following summary should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included in the documents incorporated herein by reference. See "McDonald's Corporation--Where to Get More Information."

                                          Quarters Ended
                                             March 31,                      Years Ended December 31,
                                       ------------------    -------------------------------------------------------
                                          2002       2001         2001         2000       1999       1998     1997
                                       -------    -------    -------        -------    -------    -------    -------
                                             (U.S. dollars in millions, except per share of Common Stock data)

Systemwide sales (unaudited) (1)...... $ 9,698    $ 9,650    $40,630        $40,181    $38,491    $35,979    $33,638
                                       =======    =======    =======        =======    =======    =======    =======
Income statement data:
Total revenues........................ $ 3,597    $ 3,512    $14,870        $14,243    $13,259    $12,421    $11,409
Income before provision for income
  taxes and cumulative effect of
  accounting change...................     537(2)     556      2,330(3)       2,882      2,884      2,307(5)   2,407
Income before cumulative effect of
  accounting change...................     352(2)     378      1,637(3)       1,977      1,948      1,550(5)   1,642
Net income............................     253(2)     378(4)   1,637(3),(4)   1,977(4)   1,948(4)   1,550(5)   1,642
                                       =======    =======    =======        =======    =======    =======    =======
Balance sheet data:
Shareholders' equity at end of period. $ 9,577    $ 8,931    $ 9,488        $ 9,204    $ 9,639    $ 9,465    $ 8,852
Total debt at end of period...........   8,983      8,560      8,918          8,474      7,252      7,043      6,463
Total assets at end of period.........  22,196     21,449     22,535         21,684     20,983     19,784     18,242
                                       =======    =======    =======        =======    =======    =======    =======
Per share of Common Stock:
Income before cumulative effect of
  accounting change................... $  0.28(2) $  0.29    $  1.27(3)     $  1.49    $  1.44    $  1.14(5) $  1.17
Net income............................    0.20(2)    0.29       1.27(3)        1.49       1.44       1.14(5)    1.17
Income before cumulative effect of
  accounting change--diluted..........    0.27(2)    0.29       1.25(3)        1.46       1.39       1.10(5)    1.15
Net income--diluted...................    0.20(2)    0.29(4)    1.25(3),(4)    1.46(4)    1.39(4)    1.10(5)    1.15
Dividends declared....................      --         --       0.23           0.22       0.20       0.18       0.16
                                       =======    =======    =======        =======    =======    =======    =======
Other data:
Ratio of earnings to fixed charges (6)    4.31       4.02       4.11           5.39       5.76       4.82       5.16
                                       =======    =======    =======        =======    =======    =======    =======

--------

(1) Systemwide sales represent sales by all Company-operated, franchised and affiliated restaurants.

(2) Includes $43 million of non-cash asset impairment charges, primarily related to the impairment of assets in existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness.

(3) Includes special items primarily related to the U.S. business reorganization and other global change initiatives, and the closing of 163 underperforming restaurants in international markets, partly offset by a gain on the initial public offering of McDonald's Japan, for a net pretax expense of $253 million ($143 million after tax or $0.11 per share).

(4) Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 indicates that goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests. As a result of the first of required goodwill impairment tests, the Company recorded a non-cash charge of $99 million after tax ($0.07 per share) in the first quarter for the cumulative effect of this change. First quarter 2001 pro-forma net income, adjusted for the non-amortization provisions of SFAS No. 142, was $385 million ($0.29 per share). Pro-forma net income for the full year 2001, 2000 and 1999 was approximately $1,667 million ($1.27 per share--diluted), $2,003 million ($1.48 per share--diluted) and $1,968 million ($1.40 per share--diluted), respectively.

(5) Includes $162 million of costs related to the introduction of the "Made For You" food preparation system and a $160 million special charge related to a home office productivity initiative for a pretax total of $322 million ($219 million after tax or $0.16 per share).

(6) The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock, and a portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                        DESCRIPTION OF DEBT SECURITIES

   The following is a description of the general terms of the debt securities. We will provide specific terms of a series of debt securities and the extent to which these general provisions apply to that series in a supplement to this prospectus.

   The senior debt securities are issued under an Indenture (the "Senior Indenture"), dated October 19, 1996, between us and Wachovia Bank, National Association (formerly, First Union National Bank), as Trustee (the "Trustee"). The subordinated debt securities are issued under a separate Indenture (the "Subordinated Indenture") dated as of October 18, 1996, between us and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to in this prospectus as the "Indentures." Copies of the Indentures are filed as exhibits to our registration statement No. 333-14141 and are incorporated into this prospectus by reference. The following summaries highlight some of the provisions of the Indentures but they may not contain all of the information that is important to you. Numerical references in parentheses below are to Articles and Sections of the Indentures. Except as otherwise indicated, the terms of the Indentures are identical. As used under this caption, the term "debt securities" includes the debt securities being offered by this prospectus and all other debt securities issued by us under the Indentures.

General

   The Indentures do not limit the amount of debt securities that we may issue, and we may issue debt securities in one or more series. The debt securities will be unsecured. Unless otherwise specified in the prospectus supplement, the senior debt securities will be unsubordinated obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. Certain of our unsecured obligations may, however, under certain circumstances, become secured by mortgages as a result of negative pledge covenants applicable to such obligations while the senior debt securities remain unsecured. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement. In addition, we may, from time to time, without the consent of the registered holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes (other than the date of issuance, the date interest, if any, begins to accrue and the offering price, which may vary) that will form a single issue with the previously issued notes.

   The prospectus supplement or the pricing supplement for each offering will specify whether the debt securities being offered will be senior debt securities or subordinated debt securities, and will provide the following terms, where applicable:

    (a)the title of the debt securities;

    (b)any limit on the aggregate principal amount of the debt securities;

    (c)the date or dates on which the principal and any premium of the debt securities will be payable;

    (d)the rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest; the date or dates from which interest will accrue; the interest payment dates on which interest will be payable; and the record dates for such interest payment dates;

    (e)whether the debt securities are to be issued as original issue discount securities and the amount of discount with which the debt securities will be issued;

    (f)the place or places where payments will be made;

    (g)the terms of any redemption of the debt securities that we may make at our option;

    (h)the terms of our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or similar provisions or at the option of a holder;

    (i)if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

    (j)if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

    (k)any changes in any of the events of default or remedies with respect to the debt securities;

    (l)if the debt securities are non-interest bearing, the "stated intervals";

    (m)the currency in which we will make payments on the debt securities; and

    (n)any other terms of the debt securities that do not conflict with the applicable Indenture. (Section 2.02)

   We may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Federal income tax consequences and other relevant considerations will be described in the applicable prospectus supplement.

   Unless otherwise provided in the prospectus supplement for an offering, payments on the debt securities will be made at the offices of the Trustee in New York, New York and Charlotte, North Carolina, although we may make payments of interest by check mailed to the holders. (Sections 2.02, 4.01 and 4.02) Debt securities may be transferred or exchanged at the office or agency that we maintain for that purpose, subject to the limitations provided in the applicable Indenture, without any service charge except for any tax or governmental charges. (Section 2.06)

   Any money that we pay for principal of (and premium, if any) or any interest on any debt security that remains unclaimed at the end of two years will be repaid to us on demand, and afterwards the holder of such debt security may look only to us for payment. (Section 12.05)

   The Indenture and the debt securities will be governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

Global Securities

   If any debt securities are issuable in temporary or permanent global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global security may obtain definitive debt securities. Payments on a permanent global debt security will be made in the manner described in the prospectus supplement. (Section 2.01)

Limitation on Liens Covenant in the Senior Indenture

   The covenant described below applies with respect to any and all series of senior debt securities, unless we specify otherwise in the applicable prospectus supplement. We will describe any additional covenants for a particular series of senior debt securities in the applicable prospectus supplement.

   For your reference, we have provided a list of definitions of the capitalized terms used in the covenant at the end of the description.

   We will not, nor will we permit any Restricted Subsidiary to, issue or assume any debt for money borrowed if such debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances are called "mortgage" or "mortgages") upon any Principal Property or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the senior debt securities, and at our option any other indebtedness of the Company or any Restricted Subsidiary ranking equally with the senior debt securities, are secured equally and ratably. These restrictions do not apply to debt secured by:

    (a)mortgages on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

    (b)mortgages on property existing at the time of its acquisition and certain purchase money mortgages;

    (c)mortgages securing debt of a Restricted Subsidiary owing to us or another Subsidiary;

    (d)mortgages on property of a corporation existing at the time it is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

    (e)mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

    (f)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses.

   Notwithstanding the above, we and one or more Restricted Subsidiaries may, without securing the senior debt securities, issue or assume secured debt if, after giving effect to the transaction, the aggregate of the secured debt then outstanding (not including secured debt permitted under the above exceptions) does not exceed 20% of the shareholders' equity of us and our consolidated subsidiaries as of the end of the preceding fiscal year. The transfer of a Principal Property to a subsidiary or any third party will not be restricted. (Section 4.06)

   The term "Principal Property" means all real property owned by us or any Restricted Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business we and our consolidated affiliates, as an entity, conduct. (Section 1.01)

   The term "Restricted Subsidiary" means any subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns Principal Property and (iii) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $1,000,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination. A "Restricted Subsidiary" does not include any subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our subsidiaries, or that we characterize as a temporary investment. (Section 1.01)

Subordination of Subordinated Debt Securities

   Unless otherwise indicated in the prospectus supplement, the following provisions apply to the subordinated debt securities.

   The subordinated debt securities will, to the extent described in the Subordinated Indenture, be subordinate in right of payment to all of our indebtedness for borrowed money, whether now or in the future, which is not by its terms subordinate to our other indebtedness. However, senior indebtedness will not include amounts owed to our trade creditors in the ordinary course of business. At March 31, 2002, our aggregate amount of senior indebtedness was approximately $8.8 billion.

   Except as provided under the Subordinated Indenture, if any one of the following events occurs, we will pay all principal, premium, if any, and interest on the senior indebtedness in full before we make any payment on the subordinated debt securities:

    (a)any insolvency or bankruptcy proceedings of our company, including any receivership reorganization or similar proceedings;

    (b)any proceedings for voluntary liquidation, dissolution or other winding up of our company, whether or not involving insolvency or bankruptcy proceedings; and

    (c)any series of subordinated debt securities is declared due and payable because of an occurrence of an event of default under the Subordinated Indenture.

   The Subordinated Indenture does not limit the incurrence of additional senior indebtedness. The senior debt securities constitute senior indebtedness under the Subordinated Indenture.

   The prospectus supplement may have further information regarding the subordination of the subordinated debt securities of a particular series.

Events of Default

   The Indentures describe an event of default with respect to any series of debt securities as being any one of the following events:

    (a)default for 30 days in any payment of interest on such series;

    (b)default in any payment of principal of or premium, if any, on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

   (c) default in the payment of any sinking fund payment on debt securities of such series when due (and continuance of such default for a period of 10 days in the case of subordinated debt securities);

    (d)default for 60 days, after appropriate notice, in performance of any other covenants in the Indentures (other than the limitation on liens covenant in the Senior Indenture and any other covenant included in the Indentures solely for the benefit of another series of debt securities), unless it cannot with due diligence be cured within the 60-day period due to causes beyond our control;

    (e)certain events of bankruptcy, insolvency or reorganization of our company; or

    (f)default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure the default.

   The Senior Indenture defines a default for 120 days after appropriate notice in the performance of the limitation on liens covenant as an additional event of default with respect to the senior debt securities.

   An event of default with respect to a particular series of debt securities issued under either of the Indentures does not necessarily constitute an event of default with respect to any other series of debt securities issued under the Indentures. If an event of default under clause (a), (b), (c) or (f) above with respect to the Indentures is continuing with respect to any series of debt securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the affected series of debt securities may declare the principal amount (or, if the debt securities are original issue discount securities, the specified portion of the principal amount) of such series to be due and payable. In case an event of default under clause (d) or (e) above with respect to the Indentures or with respect to the limitation on liens covenant of the Senior Indenture is continuing, the Trustee or holders of not less than 25% in aggregate principal amount of all the debt securities may declare the principal amount (or, if any debt securities are original issue discount securities, the specified portion of the principal amount) of the debt securities of all series to be due and payable. Any event of default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of those debt securities, except, in each case, a failure to pay principal of, or premium, if any, or interest on those debt securities. (Section 6.01; Section 6.07)

   We are required to file an annual officers' certificate with the Trustee concerning our compliance with the Indentures. (Section 4.05) Subject to the provisions of the Indentures relating to the duties of the Trustee, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers at the request, order or direction of the holders of the debt securities unless the holders have offered the Trustee reasonable indemnity. (Sections 6.04 and 7.01) Subject to indemnification and other rights of the Trustee, the holders of a majority (voting as one class) in principal amount of each affected series of debt securities may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any of the Trustee's trusts or powers. (Section 6.07)

Modification of the Indentures

   We may enter into supplemental indentures with the Trustee without the consent of the holders of the debt securities to:

    (a)evidence the assumption by a successor corporation of our obligations;

    (b)add covenants for the protection of the holders of the debt securities;

    (c)add or change any of the provisions of the Indentures to permit or facilitate the issuance of debt securities of any series in bearer or coupon form;

    (d)cure any ambiguity or correct any inconsistency in the Indentures;

    (e)establish the form or terms of debt securities of any series as permitted by the terms of the Indentures; and

    (f)evidence the acceptance of appointment by a successor trustee. (Section 10.01)

   With the consent of the holders of not less than 66 2/3% in aggregate principal amount of each affected series of debt securities, we may execute supplemental indentures with the Trustee to add provisions or change or eliminate any provision of the Indentures or modify the rights of the holders of those debt securities. However, no such supplemental indenture will, among other things (a) extend the fixed maturity of any debt security, or reduce the principal amount (including in the case of a discounted debt security the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of interest, or make the principal of, premium, if any, or interest, if any, payable in any coin or currency other than that provided in the debt security, without the consent of the holder of each affected debt security or (b) reduce the percentage of holders required to consent to the supplemental indenture, without the consent of the holder of each affected debt security. (Section 10.02)

Discharge of Indentures

   We, at our option, (a) will be discharged from all obligations under the Indentures in respect of the debt securities of a series (except in each case for certain obligations to register the transfer or exchange of those debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including the limitation on liens covenant in the Senior Indenture) and will not be limited by any restrictions with respect to merger, consolidation or sales of assets with respect to those debt securities, in each case if we deposit with the Trustee, in trust, (x) money or (y) U.S. government obligations or a combination of (x) and (y) which will provide enough money to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, those debt securities when due. (Section 12.02) In order to select either option, we must provide the Trustee with an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that holders will not recognize income, gain or loss for Federal income tax purposes as a result of our exercising the option and will be subject to Federal income tax as if we had not exercised the option. (Section 12.02) In addition, we may also discharge our obligations with respect to a series of debt securities by depositing with the Trustee, in trust, enough money to pay at maturity or upon redemption all of the debt securities of such series, provided that all of the debt securities of such series are by their terms to become due and payable or called for redemption within one year. No opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge in these circumstances. Upon any discharge of debt securities described above, the holders of those debt securities may look solely to such trust fund, and not to us, for payments. (Sections 12.01 and 12.02)

Concerning the Trustee

   We and our subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee. The Trustee is also trustee under other indentures under which we have issued other senior and subordinated debt securities.

                             PLAN OF DISTRIBUTION

   We may offer debt securities in any of the following ways:

  (a)directly;

  (b)through agents;

  (c)through dealers; or

  (d)through one or more underwriters or a syndicate of underwriters in an underwritten offering.

   We will describe how a particular offering of debt securities will be made, including the names of any underwriters, the purchase price of the securities, the proceeds of the offering and any underwriters' discounts or commissions, in the prospectus supplement or pricing supplement for the offering.

   If we use underwriters or dealers in the sale, the underwriters or dealers will acquire the debt securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer debt securities to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to certain conditions precedent, and the underwriters must purchase all of such debt securities if they buy any of them. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

   We may also sell debt securities directly or through designated agents. Any agent involved in the offer or sale of debt securities will be named, and any commissions payable by us to such agent will be described, in the applicable prospectus supplement or pricing supplement. Unless otherwise indicated, an agent will act on a best efforts basis for the period of its appointment.

   Any underwriters, dealers or agents participating in the distribution of debt securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Agents and underwriters may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us or our subsidiaries or affiliates in the ordinary course of business.

   If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These delayed delivery contracts will be subject only to those conditions described in the relevant prospectus supplement, and the prospectus supplement will describe the commissions payable for the solicitation.

                                 LEGAL MATTERS

   Gloria Santona, our Senior Vice President, General Counsel and Secretary will pass on the legality of the debt securities being offered by us. Ms. Santona is a full-time employee of ours and owns shares of our common stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of our common stock.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

                                $1,975,000,000

                            McDonald's Corporation

[LOGO] McDonald's

                               Medium-Term Notes
                                Due from 1 Year
                               to 60 Years from
                                 Date of Issue

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                              Merrill Lynch & Co.
                             ABN AMRO Incorporated
                        Banc of America Securities LLC
                        Banc One Capital Markets, Inc.
                               Barclays Capital
                                  BNP PARIBAS
                           Deutsche Bank Securities
                            Fleet Securities, Inc.
                             Goldman, Sachs & Co.
                                   JPMorgan
                                Morgan Stanley
                             Salomon Smith Barney
                                Scotia Capital
                                   SG Cowen
                          SunTrust Robinson Humphrey
              Westdeutsche Landesbank Girozentrale, London Branch

                                August 6, 2002

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